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                                                                    Exhibit 99.1

                    BRADLEY REAL ESTATE SHAREOWNERS APPROVE
                MERGER WITH HERITAGE PROPERTY INVESTMENT TRUST;
                         CLOSING EXPECTED IN SEPTEMBER

NORTHBROOK, ILL., AUGUST 31, 2000--BRADLEY REAL ESTATE, INC. (NYSE: BTR) announced today that at its Special Meeting of Stockholders held this morning, shareowners approved the Company's proposed merger with Heritage Property Investment Trust. As previously announced, the closing of the merger is also subject to other customary closing conditions. Assuming all other conditions to closing are satisfied, the Company anticipates that the merger should close by the end of the third quarter of 2000.

Upon consummation of the transaction, Heritage will be one of the largest owners of neighborhood and community centers in the country, owning 151 properties in 27 states aggregating approximately 23.6 million square feet. Heritage is a private REIT whose major investors include the New England Teamsters and Trucking Industry Pension Fund and The Prudential Insurance Company of America.

Bradley Real Estate is the nation's oldest real estate investment trust and a leading owner and operator of neighborhood and community shopping centers located in the Midwest region of the United States. The company owns 96 shopping centers located in 15 states aggregating 15 million square feet of rentable space.

The preceding information may contain forward-looking statements concerning the Company's plans, objectives and expectations, including statements concerning the anticipated timing of closing, which are dependent upon a number of factors outside our control including the possibility that market or other factors could adversely affect Heritage's ability to obtain the financing necessary to complete the merger or otherwise delay closing the merger. Reference is made to the discussions under the captions "Risk Factors" in the Company's 1999 Form 10-K report which includes a discussion of certain factors that could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this press release.

TO RECEIVE ADDITIONAL INFORMATION ON BRADLEY REAL ESTATE FREE OF CHARGE VIA FAX,
     DIAL 1-800-PRO-INFO AND ENTER "BTR" OR VISIT THE COMPANY'S WEBSITE AT
                           WWW.BRADLEYREALESTATE.COM

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